National Integrity AnnuiChoice II

Exhibit 99.10(B)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated April 28, 2017, (a) with respect to the statutory-basis financial statements of The Western and Southern Life Insurance Company, and (b) with respect to the statutory-basis financial statements of National Integrity Life Insurance Company, in Post-Effective Amendment No. 25 to the Registration Statement (Form N-4 No. 333-44892) and Amendment No. 117 to the Registration Statement (Form N-4 No. 811-04846) and related Prospectus and Statement of Additional Information of Separate Account I of National Integrity Life Insurance Company for the registration of the "AnnuiChoice II" flexible premium variable annuity.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 28, 2017